Exhibit 10.1

EMPLOYMENT AGREEMENT
This 2018 Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of April 30, 2018 (the “Effective Date”), by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Michael G. Moore, an individual (“Executive”).

RECITALS
WHEREAS, the Company is engaged in the exploration and development of crude oil and natural gas fields and related activities.
WHEREAS, Executive is experienced in the management and conduct of the Company’s business and, since April 22, 2014, has been the Chief Executive Officer and President of the Company.
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated April 29, 2015 (the “Prior Agreement”).
WHEREAS, the Company and Executive, intend to further amend and restate the Prior Agreement upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Executive agree as follows:
1.EMPLOYMENT AND DUTIES.
1.1    General. The Company hereby employs Executive, and Executive agrees to serve, as Chief Executive Officer and President of the Company, upon the terms and subject to the conditions set forth herein. Executive will report directly to the Board of Directors of the Company. Subject to the direction and control of the Board of Directors, Executive will have all the responsibilities and powers normally associated with such positions and Executive will perform such other duties and responsibilities as may be designated from time to time by the Board.
1.2    Exclusive Services. Executive will devote his full business time, energy and efforts faithfully and diligently to promote the Company’s interests. Executive will render his services exclusively to the Company during the Employment Term. The terms of this Section 1 will not prevent Executive from investing or otherwise managing his assets in such form or manner as he chooses and spending such time, whether or not during business hours, as he deems necessary to manage his investments, so long as he is able to fulfill his duties pursuant to Section 1.1 above.
2.    TERM.
Subject to the provisions for termination provided in Section 5, the term of Executive’s employment under this Agreement will continue as of the Effective Date and will terminate on the third anniversary of the Effective Date (the “Initial Period”); provided, however, that unless either party gives written notice to the other party of an election not to extend or renew Executive’s employment hereunder at least ninety (90) days prior to the end of the Initial Period, or any anniversary thereof, the term of this Agreement will automatically be extended by successive one-year periods (each an “Extension”). The term of this Agreement, including the Initial Period and any Extension, is hereinafter referred to as the “Employment Term.” Each 12 months period beginning on the Effective Date or any anniversary thereof and ending on the day prior to the anniversary thereof is hereinafter referred to as a “Contract Year.”
3.    COMPENSATION.
3.1    Base Salary. As compensation for services rendered under this Agreement, the Company will pay to Executive a base salary (the “Base Salary”) at an annualized rate of $750,000, effective as of January 1, 2018, payable in accordance with the normal payroll procedures of the Company. From time to time at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board of Directors”), Executive’s Base Salary will be reviewed by the Compensation Committee and/or the Board of Directors and may be increased, but not decreased, by the Compensation Committee or the Board of Directors in their sole discretion. The term “Base Salary” as used herein will mean and refer to the then current base salary, as adjusted from time to time in accordance with this Section 3.1. The Company will deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.
3.2    Bonus Compensation.
3.2.1    Annual Cash Bonus. During the Term, Executive will be eligible to receive an annual bonus in accordance with the Gulfport Energy Corporation 2014 Executive Annual Incentive Compensation Plan as established by the Compensation Committee or the Board from time to time (the “Annual Bonus”). A target amount of Annual Bonus as a percentage of Base Salary (the “Target Bonus”) will be determined each Contract Year by the Compensation Committee or the Board based upon achievement of performance goals as determined by the Compensation Committee or the Board for each fiscal year of the Company. For the Contract Year ending in 2018, Executive will be eligible to receive a Target Bonus of 120% of Base Salary subject to achievement of such performance goals up to a maximum of 240% of Base Salary. The Compensation Committee or the Board may establish threshold performance goals and Annual Bonus amounts that are less than the Target Bonus amount, but no amount of Annual Bonus will be paid for performance results below the threshold performance goals. Performance goals may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the Target Bonus award will be paid as well as a maximum level of performance above which no additional Annual Bonus will be paid. The Annual Bonus will be paid within fifteen (15) business days after the later of: (i) the written certification by the Compensation Committee of the achievement of the performance goals; and (ii) completion and release of the audited financial statements for the applicable fiscal year; provided, however, subject to, and except as provided in Section 6 of this Agreement, Executive must still be employed by the Company on the payment date to receive the Annual Bonus. The Company may satisfy the Annual Bonus under this Agreement, by means of an award under the Gulfport Energy Corporation 2014 Executive Annual Incentive Compensation Plan or any annual bonus or cash incentive compensation plan it maintains or may in the future adopt for its executives and any such award may be subject to additional terms and conditions under the terms of such plan. The Company will have the right to condition the payment of any Annual Bonus amounts on Executive’s execution of a document reasonably acceptable to the Company pursuant to which Executive confirms, ratifies and agrees that this Agreement and all of its provisions are valid and binding and are enforceable against Executive in accordance with their terms.
3.2.2    Signing Bonus. As an inducement to enter into this Agreement and relieve the Company from certain obligations under the Prior Agreement, the Company will pay Executive a lump sum cash signing bonus of $500,000 (the “Signing Bonus”) within 10 business days following the later of the Effective Date or the date Executive signs this Agreement in consideration of Executive’s agreement to the revised terms herein and the relinquishment of certain rights under the Prior Agreement.
3.3    Equity Awards.
3.3.1    In addition to the Base Salary, Executive will be eligible, for each fiscal year of the Company ending during the Employment Term, to participate in the Gulfport Energy Corporation 2013 Restated Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and, subject to Section 3.3.2 below, may in the discretion of the Compensation Committee receive an equity award (an “Equity Award”), in accordance with the terms of such plan or plans. The amount and timing of such Equity Awards, any target performance goals and the vesting terms of such awards will be determined by the Compensation Committee in its sole discretion. Except as expressly set forth herein, any Equity Awards are pursuant to and will incorporate all terms and conditions of the Company’s 2013 Restated Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, as applicable, and the Company’s standard form of award agreement. If Executive’s employment with the Company terminates prior to any scheduled vesting date then, except as expressly provided herein, Executive will forfeit all rights and interests in and to such unvested Equity Awards.
3.3.2    For the Contract Year ending in 2018, Executive will be entitled to receive a grant of restricted stock units (or other form of Equity Award with an equivalent value) with a grant date value of 500% of Base Salary not later than April 30th of such year that will vest in three substantially equal annual installments commencing on or before May 15th in the year granted.
3.4    Other Benefits.
3.4.1    Vacation. Executive will be entitled to take up to five weeks paid vacation for each calendar year during Executive’s employment; provided, however, that vacation will only be taken at such times as not to interfere with the necessary performance of Executive’s duties and obligations under this Agreement.
3.4.2    Automobile. During the Employment Term, Executive will be entitled to use of a Company provided automobile, including Company payment of all insurance and maintenance costs. Such automobile will be of a type consistent with the class of vehicle previously provided to Executive by the Company and will be replaced on a basis consistent with the Company’s previous replacement schedule.
3.4.3    Other Benefits; Insurance. During the term of Executive’s employment under this Agreement, if and to the extent eligible, Executive will be entitled to participate in all Company Group Health Plans, group life, disability and accidental death and dismemberment insurance or plan, then in effect, including, without limitation, any supplemental disability coverage available to similarly situated executive employees (“Company Welfare Benefit Plans”). For purposes of this Agreement, “Company Group Health Plans” means all operative medical, dental and vision plans. Coverage under the Company Welfare Benefit Plans will be provided on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Welfare Benefit Plan at any time (whether before or after the date of Executive’s termination). Executive will be eligible to receive life insurance coverage providing a death benefit of not less than $500,000.
3.4.4    Retirement Plans. During the term of Executive’s employment under this Agreement, if and to the extent eligible, Executive will be entitled to participate in all Company Retirement Plans then in effect. For purposes of this Agreement, “Company Retirement Plans” means the Company’s 401(k) Profit Sharing Plan and all operative employee pension benefit plans (tax-qualified and nonqualified plans) that may in the future be sponsored or maintained by the Company, all on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Retirement Plan at any time (whether before or after the date of Executive’s termination).
3.4.5    Reimbursement. Executive will be entitled to reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement. Reimbursement will be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require.
4.    TRADE SECRETS, CONFIDENTIAL INFORMATION AND INVENTIONS.
4.1    Trade Secrets. During the course of Executive’s employment, Executive will have access to various trade secrets, confidential information and inventions of Company as defined below.
4.1.1    “Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by the Executive, which relates to the Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by Section 4.1.3, or non-public business information. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall be read to prevent Executive from (a) sharing this Agreement or other information with Executive’s attorney; (b) reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive will not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that he has made such reports or disclosures; (c) sharing information about this Agreement with Executive’s spouse, accountant, attorney or financial advisor so long as Executive ensures that such parties maintain the strict confidentiality of this Agreement; or (d) apprising any future or potential employer or other person or entity to which Executive provides services of Executive’s continuing obligations to the Company under this Agreement.
4.1.2    “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.
4.1.3    “Trade Secrets” means any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.
This Section includes not only information belonging to Company which existed before the date of this Agreement, but also information developed by Executive for Company or its employees during his employment and thereafter.
4.2    Restriction on Use of Confidential Information. Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.
4.2.1    Non-Disclosure. Except as required by the performance of the Executive’s services to the Company under the terms of this Agreement, Executive will not, directly or indirectly disclose, or permit others to disclose the Company’s Trade Secrets, Confidential Information and/or Inventions as defined above. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding if he: (a) files any document containing the Trade Secret under seal; and (b) does not disclose the Trade Secret, except pursuant to court order. The provisions of this Section 4.2 will survive the expiration, suspension or termination of this Agreement for any reason.
4.2.2    Return of Company Information. Upon termination of Executive’s employment with Company for any reason, Executive will surrender and return to Company all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive will immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the business of the Company. Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.
4.2.3    Prohibition Against Unfair Competition. At any time after the termination of his employment with Company for any reason, Executive will not engage in competition with Company while making use of the Trade Secrets of Company.
4.3    Patents and Inventions. Executive agrees that any Inventions made, conceived or completed by Executive during the term of Executive’s service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, will be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed or made by Executive during Executive’s employment with the Company (“Work Product”) will be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (a) irrevocably assigns, transfers and conveys, and will assign transfer and convey, to the fullest extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company may designate), without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns. In order to permit the Company to claim rights to which it may be entitled, Executive agrees to promptly disclose to the Company in confidence all Work Product which the Executive makes arising out of the Executive’s employment with the Company. Executive will assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and will execute all documents and do all things necessary to obtain letters patent, to vest the

Company with full and extensive title thereto, and to protect the same against infringement by others.
5.    TERMINATION OF EMPLOYMENT.
5.1    Termination by Reason of Death or Disability. Executive’s employment hereunder will terminate immediately upon the death of Executive. The Company may terminate this Agreement upon written notice to Executive if Executive suffers any physical or mental impairment or incapacity that results in Executive being unable to perform Executive’s essential duties, responsibilities and the functions of Executive’s position with the Company for periods aggregating one-hundred twenty (120) days in any three hundred sixty (360) day period (“Disability”).
5.2    Termination by Company for Cause. The employment of Executive hereunder will terminate immediately upon written notice delivered by the Company to the Executive of termination for “Cause”. “Cause” means (i) Executive’s conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise; or (y) any crime of moral turpitude; (ii) gross misconduct in the performance of Executive’s duties; or (iii) the repeated failure by Executive (except by reason of Disability) to render full and proper services as required by the terms of Executive’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the Board of Directors detailing the alleged failure.
5.3    Termination by the Company without Cause. The employment of Executive hereunder will terminate immediately upon written notice delivered by the Company to the Executive of termination by the Company upon delivery to Executive of written notice of termination by the Company, which will be deemed to be “without cause” unless termination is expressly stated to be pursuant to Section 5.1 or Section 5.2.
5.4    Termination by the Executive for Good Reason. The employment of Executive hereunder will terminate 30 days following the date on which Executive gives the Company notice of termination for Good Reason (as hereinafter defined), or such earlier date as may be determined by the Company, the Compensation Committee or the Board of Directors. For purposes of this Agreement, “Good Reason” means without Executive’s consent (i) a material diminution in the duties, authority or responsibilities of Executive or a material breach of this Agreement by the Company, or (ii) requiring Executive to relocate his principal place of employment to a location that is more than thirty-five (35) miles from the location of the Company’s principal office in the Oklahoma City area as of the Effective Date, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Executive of such Good Reason event (which notice must be provided by Executive to the Company within 90 days following the initial occurrence of such event). Executive’s Termination Date as a result of any of the foregoing events must occur within two (2) years of the initial occurrence of any such event.
6.    PAYMENTS UPON TERMINATION.

6.1    Termination Other Than For Cause. If Executive’s employment with the Company is terminated (i) by the Company other than for “Cause” (as defined herein), including if the Company provides notice of nonrenewal within 90 days of the end of the Initial Period or any Extension, (ii) by the Executive for Good Reason, or (iii) as a result of Executive’s Death or Disability (as provided in Section 5.1 herein) (collectively, subsections (i), (ii) and (iii), a “Qualifying Termination”), then:
6.1.1    the Company will provide Executive (or Executive’s estate, if applicable) (i) on the Termination Date (as such term is defined in Section 6.3), a lump sum payment equal to all accrued and unpaid salary and other compensation payable to Executive by the Company and all accrued and unpaid vacation and sick pay payable to Executive by the Company with respect to services rendered by Executive to the Company through the Termination Date; and (ii) subject to Section 6.1.6 and Section 10.10.5, a lump sum payment on the sixtieth (60th) day following the Termination Date equal to 200% of the amount equal to the sum of Executive’s then current Base Salary and Target Bonus amount;
6.1.2    subject to Section 6.1.6, (i) all restricted stock and restricted stock units that have been granted to Executive by the Company and that would have vested following the Termination Date solely as a result of Executive’s continued service to the Company will immediately vest on the Termination Date, (ii) all restricted stock and restricted stock units that have been granted to Executive by the Company and that are subject to performance based vesting will immediately vest on the Termination Date at the target vesting level, and (iii) all stock options and stock appreciation rights that have been granted to Executive by the Company and that would have vested following the Termination Date solely as a result of Executive’s continued service to the Company will immediately vest and become exercisable on the Termination Date and will remain exercisable in accordance with the terms and conditions applicable to such equity award;
6.1.3    if a Qualifying Termination occurs on or before December 31, 2018, in addition to the vesting provided in Section 6.1.2, the Company will immediately issue to Executive, on a fully vested basis, such number of shares of the Company’s common stock with a value equal to $7,000,000, determined by the closing price per share on the Termination Date reported in the Wall Street Journal;
6.1.4    [reserved];
6.1.5    subject to Section 6.1.6, the Company will pay the cost for continuation coverage under the Company Group Health Plans (as defined herein, and to the extent permitted by applicable law and the terms of each Company Group Health Plan) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and his eligible family members covered under the Company Group Health Plan immediately prior to Termination Date. Such premiums will be paid by the Company during the 18 month period immediately following Executive’s Termination Date or until Executive becomes eligible for group health plan benefits from another employer, whichever occurs first, provided that Executive timely elects COBRA coverage (“COBRA Benefits”) and provided that Executive’s continued participation is possible under the general terms and provisions of such Company Group Health Plans. Executive agrees to promptly inform the Company in writing if Executive becomes eligible to receive group health coverage from another employer. The period of such COBRA Benefits will be considered part of Executive’s COBRA coverage entitlement period. At the conclusion of the maximum 18 month period for which the Company will pay the cost of COBRA Benefits, as provided above, Executive may, at Executive’s sole expense, continue to receive COBRA Benefits for the remainder of the COBRA coverage entitlement period, if any, provided under the terms of the Company Group Health Plans. In addition to paying the cost of COBRA Benefits, the Company will pay Executive a lump sum payment on the sixtieth (60th) day following the Termination Date equal to $10,800, which is intended to enable Executive to obtain six months additional health insurance coverage in excess of the COBRA Benefits; and
6.1.6    notwithstanding anything herein to the contrary, it will be a condition to Executive’s right to receive the amounts provided for in Section 6.1.1, Section 6.1.2, Section 6.1.3, Section 6.1.4 and Section 6.1.5, that Executive timely execute and deliver to the Company, a general release substantially in the form attached hereto as “Exhibit A” (the “General Release”) within twenty-one (21) days of its delivery to Executive (or such longer period as may be required under the Age Discrimination in Employment Act of 1967, as amended), without subsequent revocation of the General Release. Upon satisfaction of the General Release condition, the payment of the severance benefits will commence as provided in Section 6.1.1 and Section 10.10.5.
6.2    Termination by the Company For Cause or by the Executive because of a Voluntary Termination. If Executive’s employment with the Company is terminated (i) by the Company for “Cause” (as defined herein), or (ii) by the Executive voluntarily other than for Good Reason, Executive will be entitled to receive on the Termination Date (as such term is defined in Section 6.3), a lump sum payment equal to all accrued and unpaid salary and other compensation payable to Executive by the Company and all accrued and unpaid vacation and sick pay payable to Executive by the Company with respect to services rendered by Executive to the Company through the Termination Date and, subject to the general release requirement in Section 6.1.6, the payment of an amount equal to the Base Salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the Contract Year and the Termination Date, divided by 365.
6.3    Termination Date. For purposes of this Section 6, the term, “Termination Date” will mean the date of Executive’s “separation from service” as that term is defined in Section 10.10.4 and §1.409A-1(h) of the Treasury Regulations.
6.4    Timing of Payment. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed by the Board of Directors (or its delegate), in its sole discretion, to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive’s employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment will be paid in accordance with Section 10.10.6.
7.    CHANGE IN CONTROL.

7.1    Notwithstanding the provisions of any other agreement to the contrary, if Executive experiences a Qualifying Termination on or before the second anniversary of the date of occurrence of a Change in Control, then, in addition to the benefits provided in Section 6.1 hereof:
7.1.1    (i) all restricted stock and restricted stock units that have been granted to Executive by the Company and that would have vested at any time after the date of Executive’s termination solely as a result of Executive’s continued service to the Company will immediately vest on the date of termination; (ii) all restricted stock and restricted stock units that have been granted to Executive by the Company and that are subject to performance based vesting will immediately vest on the Termination Date at the target vesting level, and (ii) all stock options and stock appreciation rights that have been granted to Executive by the Company and that would have vested at any time after the date of Executive’s termination solely as a result of Executive’s continued service to the Company will immediately vest and become exercisable on the date of termination.
7.1.2    The terms of each Equity Award granted to Executive issued on or after the Effective Date of this Agreement will provide that if Executive experiences a Qualifying Termination on or before the second anniversary of the date of occurrence of a Change in Control such Equity Award will become 100% vested upon such termination (at the target performance level in the case of performance vested Awards) and will conform to the vesting and acceleration provisions of this Agreement.
7.1.3    The lump sum payment in Section 6.1.1(ii) will be calculated based on a 300% multiplier instead of a 200% multiplier.
7.1.4    In addition to the payment by the Company of COBRA Benefits for 18 months following the Termination Date under Section 6.1.5, the lump sum payment on the sixtieth (60th) day following the Termination Date under Section 6.1.5 will be equal to $32,400, which is intended to enable Executive to obtain 18 months additional health insurance coverage in excess of the COBRA Benefits.
7.2    For purposes of this Section 7, a “Change in Control” of the Company will be deemed to have occurred if: (a) there is consummated (i) any consolidation or merger of the Company into or with another person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (i.e., more than 50% of the gross fair market value of the assets of the Company, determined without regard to any liabilities associated with such assets); or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the company.

8.    INJUNCTIVE RELIEF.
Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Executive hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 8 will be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.
9.    NON-SOLICITATION.
For so long as Executive is employed by the Company and continuing for twelve (12) months thereafter, Executive will not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) (x) solicit or endeavor to entice away from the Company, or any of its subsidiaries or affiliates, any person or entity who is employed by, or serves as an agent or key consultant of, the Company, or any of its subsidiaries or affiliates, or (y) solicit any person or entity who during the then most recent twelve (12) month period, was employed by or served as an agent or key consultant of the Company or any of its subsidiaries or affiliates, or (ii) endeavor to entice away from the Company or any of its subsidiaries or affiliates or solicit with respect to services then being rendered or planned, proposed or contemplated to be rendered by the Company or any such subsidiary or affiliate, any persons or entity who is, or was within the then most recent twelve (12) month period, a customer or client (or reasonably anticipated, to the general knowledge of Executive or the public, to become a customer or client) of the Company or any of its subsidiaries or affiliates.
10.    MISCELLANEOUS.
10.1    Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Executive by the Company and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Executive concerning Executive’s employment hereunder.

10.2    Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement will be in writing, and may be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:	Gulfport Energy Corporation 3001 Quail Springs Parkway Oklahoma City, Oklahoma 73134 Attention: Board of Directors
If to Executive:	Michael G. Moore 3001 Quail Springs Parkway Oklahoma City, Oklahoma 73134 or the Executive’s address in the Company’s personnel records
Any Notice will be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail will be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 10.2.
10.3    Governing Law. This Agreement has been made and entered into in the state of Oklahoma and will be construed in accordance with the laws of the state of Oklahoma without regard to the conflict of laws principles thereof.
10.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
10.5    Interpretation. The Compensation Committee or Board of Directors of the Company will make all determinations under this Agreement and will have the exclusive authority to interpret its terms and conditions. All determinations and interpretations made by the Compensation Committee or Board of Directors will be final for all purposes and binding on the parties.
10.6    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
10.7    Successors and Assigns. This Agreement and all obligations and benefits of Executive and the Company hereunder will bind and inure to the benefit of Executive and the Company, their respective affiliates, and their respective successors and assigns.
10.8    Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement will be effective unless made in writing. Any written amendment or waiver will be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and will not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.
10.9    Title and Headings. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.
10.10    Compliance with Tax Rules for Nonqualified Deferred Compensation Plans. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be administered, interpreted, and construed in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A of the Code.
10.10.1    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
10.10.2    Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date as provided by Treasury Regulation §1.409A-3(d).
10.10.3    If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The preceding provisions, however, will not be construed as a guarantee or warranty by the Company of any particular tax effect to Executive under this Agreement. The Company will not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
10.10.4    “Termination of employment,” “Termination Date,” “date of termination” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Treasury Regulation §1.409A-1(h).
10.10.5    Payments under Section 6 and elsewhere in this Agreement will be administered and interpreted to maximize the exceptions to Code Section 409A for short-term deferrals and for separation pay due to involuntary separation from service. Any payment under this Agreement that is payable during the short-term deferral period (as described in Treasury Regulations §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Treasury Regulations §1.409A-1(b)(9)(iii)) will be treated as not providing for a deferral of compensation and will not be aggregated with any nonqualified deferred compensation plans or payments. The Severance Payments under Section 6 will commence on the date provided in Section 6.1.1, subject to the General Release requirement. It is intended that the Severance Payments will in all events commence 60 days following Executive’s Separation from Service, regardless of which taxable year Executive actually delivers the executed General Release to the Company. However, if the Severance Payments are deferred compensation subject to Code Section 409A and if the period during which Executive has discretion to execute or revoke the General Release required in Section 6.1.6 exceeds 60 days from the date of termination, the payments will commence on the eighth day following receipt by the Company of Executive’s executed General Release. If the period during which Executive has discretion to execute or revoke the General Release required in Section 6.1.6 straddles two taxable years of Executive, then the Company will commence the Severance Payments in the second of such taxable years. Executive may not, directly or indirectly, designate the calendar year of the commencement of any payment hereunder. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of the Company.
10.10.6    Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if Executive is deemed by the Board (or its delegate), in its sole discretion, to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive’s employment that would otherwise have been payable at any time during the period immediately following such termination of employment and ending on the date that is six months after the Termination Date (or if earlier, Executive’s date of death) will not be paid prior to, and will instead be payable in a lump sum on the first business day following the end of such non-payment period.
10.11    Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 4, Section 8, Section 9, and Section 10 will survive the termination of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the date opposite their signature below.

Date: April 30, 2018	THE “COMPANY” GULFPORT ENERGY CORPORATION By: /s/ David L. Houston Name: David L. Houston, Chairman of the Board
Date: April 30, 2018	THE “EXECUTIVE” /s/ Michael G. Moore Michael G. Moore, in his individual capacity

Signature page to Employment Agreement

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS
This general release (this “Agreement”) is entered into pursuant to the terms and conditions of the 2018 Amended and Restated Employment Agreement effective as of April 30, 2018 (“Employment Agreement”), between Michael G. Moore (“Executive”) and Gulfport Energy Corporation (the “Company”).
In exchange for and in consideration of the benefits described in the Employment Agreement (the “Severance Benefits”), Executive, on behalf of Executive and all of Executive’s heirs, executors, administrators, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, suits, rights, costs, expenses, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, now have, or might have against the Company or any of its current, former, and future affiliates, subsidiaries, parents, and related companies (collectively with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current, former, and future divisions, shareholders, general partners, limited partners, directors, members, trustees, officers, employees, agents, attorneys, successors, and assigns (collectively, with the Company Group, the “Released Parties” and each a “Released Party”), arising at any time prior to and including the date this Agreement is executed, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including but not limited to any and all:
(a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Released Parties, or the termination of such employment or other relationship;
(b) Claims under any contract, agreement, or understanding that Executive may have with any of the Released Parties, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (including, but not limited to, under any offer letter executed by Executive and the Company, the Employment Agreement by and between the Company and Executive and any prior employment agreements and any amendments or agreements relating thereto);
(c) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including without limitation:
(i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal

Exhibit 10.1

Revenue Code of 1986, or any other federal, state or local law relating to employment or discrimination in employment, which will include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy;
(ii) Claims arising in tort, including but not limited to Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like;
(iii) Claims for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, equity, phantom equity, carried interest, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and
(d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Executive does not release (A) any claims that arise after the date this Agreement is executed; (B) any claims for breach of the obligation to pay Severance Benefits under the Employment Agreement and this Agreement or to enforce the terms of this Agreement, should that ever be necessary; (C) any claims that cannot be waived or released as a matter of law; or (D) any claims for benefits under any Company employee group benefit plan, including the 401(k) plan.
Executive specifically intends the release of Claims in this Agreement to be the broadest possible release permitted by law and will also extend to release the Released Parties, without limitation, from any and all Claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, against any Released Party for violation(s) of any of the Claims or causes of action described in this Agreement; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law Claim or action; and any demand for costs or litigation expenses, except as otherwise provided in the Employment Agreement, including but not limited to attorneys’ fees.
Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this Agreement and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act, which includes any claim that any Released Party discriminated against Executive on account of his age. Executive also acknowledges the following:
(a)    The Company, by this written Agreement, has advised Executive to consult with an attorney prior to executing this Agreement;

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Exhibit 10.1

(b)    Executive has had the opportunity to consult with his own attorney concerning this Agreement and Executive acknowledges that this Agreement is worded in an understandable way;
(c)    The rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;
(d)    This Agreement does not include claims arising after the Effective Date of this Agreement (as defined below), provided, however, that any claims arising after the Effective Date of this Agreement from the then-present effect of acts or conduct occurring before the Effective Date of this Agreement will be deemed released under this Agreement; and
(e)    The Company has provided Executive the opportunity to review and consider this Agreement for twenty-one (21) days from the date Executive receives this Agreement. At Executive’s option and sole discretion, Executive may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days. In electing to waive the twenty-one (21) day review period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.
Executive may revoke this Agreement within a period of seven (7) days after execution of this Agreement. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company by the end of the seventh (7th) calendar day. Under any such valid revocation, Executive will not be entitled to any severance pay or any other benefits under this Agreement. This Agreement becomes effective on the eighth (8th) calendar day after it is executed by both parties.
Subject to the exceptions set forth in Section 4.1.1 and Section 4.2.1 of the Employment Agreement, Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. Executive hereby waives his right to accept any relief or recovery, including costs and attorney’s fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except as such waiver is prohibited by law. For avoidance of doubt, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from reporting suspected legal violations or filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or participating in any EEOC or other agency investigation; provided that Employee may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge.
The existence, terms, and conditions of this Agreement are and will be deemed to be confidential and will not hereafter be disclosed by Executive to any other person or entity, except (i) as may be required by law, regulation or applicable securities exchange requirements; and (ii) to Executive’s attorneys, spouse, accountants and/or financial advisors, provided that the person to whom disclosure is made is made aware of the confidentiality provisions of this Agreement and

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Exhibit 10.1

such person/s agrees to keep the terms of this Agreement confidential. Executive further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.
Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of person, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement. Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this paragraph and that this Agreement will act as a bar to recovery in any such proceedings.
Executive agrees that neither this Agreement nor the furnishing of the consideration set forth in this Agreement will be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this Agreement.
This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its conflicts of law provisions. If any provision of this Agreement other than the general release set forth above is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately will become null and void, leaving the remainder of this Agreement in full force and affect. If any portion of the general release set forth in this Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which Executive participates or joins, Executive agrees that all consideration paid to him under the Employment Agreement will be offset against any monies that he may receive in connection with any such action.
This Agreement, together with the Employment Agreement, sets forth the entire agreement between Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Agreement or the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.
This Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.
EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS AGREEMENT; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS

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Exhibit 10.1

TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT; AND THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY. EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.
IN WITNESS WHEREOF, Executive has executed this Agreement as of the date set forth below.

AGREED AND ACCEPTED

_______________________________
______________, in his individual capacity

Date: _____________________

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Exhibit 10.1

RECEIPT OF AGREEMENT
I acknowledge that I received today a copy of Gulfport Energy Corporation’s General Release of all Claims (the “Agreement”). I have been advised of the following:
1)    That I have twenty-one (21) days to consider the Agreement.
2)    I have the opportunity to discuss with Gulfport Energy Corporation any questions or concerns I may have regarding the terms or language of the Agreement.
3)    I have been advised to see an attorney of my choosing to review the Agreement.
4)    I should not sign the Agreement unless I fully understand its terms and, if I sign the Agreement, I do so of my own free will.
5)    I have seven (7) days after signing the Agreement to revoke the Agreement, and the Agreement will not become effective, enforceable or binding until this revocation period has expired. Any revocation must be in writing and either postmarked and mailed to or hand-delivered to the Company within seven (7) days after I sign the Agreement.
6)    The Agreement does not waive any rights or claims that may arise after its execution.
7)    In consideration for signing the Agreement, I will be receiving Severance Benefits or benefits in addition to any monies I am already entitled to.
8)    No other promises have been made to me beyond the terms of the Employment Agreement and the Agreement.

Dated:    _____________            ________________________________
_____________
WITNESS:

Dated:_____________    ________________________________        Signature

________________________________
Witness’ printed name and title

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Exhibit 10.1

WAIVER OF 21-DAY REVIEW PERIOD – OPTIONAL
I acknowledge that I was provided with a copy of Gulfport Energy Corporation’s General Release of all Claims (the “Agreement”) on ___________, I have had an opportunity to review the Agreement, have been afforded the opportunity to have it reviewed by an attorney of my choosing, and have made the voluntary decision to execute the Agreement prior to the expiration of the twenty-one (21) day review period. Therefore, I have executed the Agreement today, and I understand that I have seven (7) days from today to revoke the Agreement in writing. I further understand that the Agreement will not become effective, enforceable, or binding until this revocation period has expired.

Dated:    _____________            ________________________________
_____________
WITNESS:

Dated: _____________    ________________________________        Signature

________________________________
Witness’ printed name and title

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